EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ROCKY MOUNTAIN CHOCOLATE FACTORY
REPORTS 23% INCREASE IN FY2006 EARNINGS
AFTER-TAX RETURN ON BEGINNING SHAREHOLDERS’ EQUITY OF 29% REFLECTS
UNIT GROWTH, INCREASED SAME-STORE SALES AND
HIGHER FACTORY PRODUCT SHIPMENTS
DURANGO, Colorado (May 4, 2006)—Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: “RMCF”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported record earnings for the quarter and fiscal year ended February 28, 2006 (FY2006).
(Note: All per-share figures in this news release are adjusted for a 4-for-3 stock split in May 2005 and a 5% stock dividend that was distributed to shareholders in March 2005.
“We are very pleased to report another year of record earnings, which increased 23% to approximately $4.1 million, or $0.61 per diluted share, in Fiscal 2006,” noted Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc. “Our revenues rose 14% to a record $28.1 million, while total system-wide sales of our franchised and company-owned stores rose 12% to $99.4 million, compared with $88.9 million in the previous fiscal year.”
“Our franchisees opened 38 new stores during Fiscal 2006,” continued Merryman. “This increased the total number of Rocky Mountain Chocolate Factory locations in operation to 308 as of February 28, 2006, and widened our lead as the largest chain of retail chocolate stores in the United States. We expect franchisees to open between 40 to 45 new stores in the current fiscal year, when the Company anticipates earnings growth of 17% to 22% if current business and economic trends continue. Factors critical to the Company’s anticipated earnings growth include, among others, unit openings, same-store sales and same-store pounds purchased from the factory.”
For the three months ended February 28, 2006, revenues increased 19% to $8.1 million, compared with $6.8 million in the fourth quarter of the previous fiscal year. Comparable-store sales at franchised retail locations rose 3.1% when compared with the fourth quarter of FY2005. We believe this reflects, among other things, increased customer traffic in retail venues where Rocky Mountain Chocolate Factory stores are located, along with increased recognition of our brand name among American consumers.”
Net earnings increased 26% to $1.1 million in the fourth quarter of FY2006, versus $850,000 in the corresponding period of the previous fiscal year. Basic and diluted earnings per share increased 21% and 23%, respectively, to $0.17 basic and $0.16 diluted, in the most recent quarter, compared with $0.14 basic and $0.13 diluted in the year-earlier period.
For the fiscal year ended February 28, 2006, revenues increased 14.5% to $28.1 million, compared with $24.5 million in the fiscal year ended February 28, 2005. Total pounds of confectionery products purchased from the factory by franchisees increased 6.4% in FY2006, due to a net increase of 24 franchised stores in operation. Same store pounds purchased from the factory in fiscal 2006 were approximately the same as the prior fiscal year. Comparable-store sales at franchised stores increased approximately 2.5%.
Net income increased 23% to $4.1 million in FY2006, compared with $3.3 million in FY2005. Basic and diluted earnings per share increased 18% and 20%, respectively, to $0.65 basic and $0.61 diluted, in the most recent fiscal year, compared with earnings per share of $0.55 basic and $0.51 diluted in the previous fiscal year. After-tax return on beginning shareholders’ equity reached a record 29.3% in the fiscal year ended February 28, 2006.

During Fiscal 2006, we continued to generate an after-tax return on shareholders’ equity that would, we believe, be the envy of most publicly traded companies and our balance sheet has never been stronger than it was at the end of the fiscal year,” continued Merryman. “We eliminated our outstanding long-term debt during the year and had $3.5 million of cash in the bank as of February 28, 2006. The Company increased its quarterly cash dividend to a $0.32 annualized rate in February 2006, representing the seventh time we have raised the quarterly dividend since September 2003.”
In January 2006, the Company’s Board of Directors authorized the repurchase of up to $2 million in common stock in the open market, or in private transactions, and approximately 143,323 shares have been repurchased in the past four months at an average price of $15.22 per share. During the past six years, the Company has repurchased approximately 3,021,283 shares of its common stock under repurchase authorizations at an average price of $3.54 per share.
On March 16, 2006, the Company paid a quarterly cash dividend of $0.08 per share to shareholders of record March 8, 2006.
“Fiscal 2006 represented another year of progress towards our goal of building Rocky Mountain Chocolate Factory into the premier retail chocolatier in the United States,” stated Frank Crail, Founder, Chairman and Chief Executive Officer of the Company. “The payment of two stock dividends and two stock splits since the beginning of calendar 2004, along with the cash dividend policy initiated in Fiscal 2003, illustrate the strong commitment that our Company’s management and Board of Directors has towards the long-term enhancement of shareholder value. We expect the Board of Directors to consider the payment of stock dividends on an annual basis, so long as the Company’s underlying financial performance and liquidity requirements support such distributions.”
The Company will host a conference call Thursday, May 4, 2006 at 4:15 p.m. EDT to discuss year-end results in greater detail and the outlook for FY2007. The dial-in number for the conference call is 800-370-0740 (international/local participants dial 973-409-9259) and the access code is 7343149. Parties interested in participating in the conference call should dial in approximately five minutes prior to 4:15 PM EDT. The call will also be broadcast live on the Internet at http://www.videonewswire.com/event.asp?id=33726. A replay of the call will be available through May 12, 2006 by dialing 877-519-4471 or for international callers by dialing 973-341-3080, the replay Access Code is 7343149. The call will also be archived through August 5, 2006 at http://www.videonewswire.com/event.asp?id=33726
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s common stock is listed on The Nasdaq National Market under the symbol “RMCF”.
This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks disclosed in the Company’s filings with the Securities and Exchange Commission.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened during
	the year ended	Stores open as of
	February 28, 2006	February 28, 2006
United States:
Franchised Stores	33	264
Company-owned Stores	1	9
International Licensed Stores	5	35

Total	39	308

STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended February 28,		Three Months Ended February 28,
	2006	2005	2006	2005
Revenues
Factory sales	$5,534	$4,580	68.1%	67.0%
Royalty and marketing fees	1,502	1,377	18.5%	20.2%
Franchise fees	159	83	1.9%	1.2%
Retail sales	932	793	11.5%	11.6%
Total revenues	8,127	6,833	100.0%	100.0%

Costs and Expenses
Cost of sales	4,250	3,322	52.3%	48.6%
Franchise costs	404	408	5.0%	6.0%
Sales and marketing	409	410	5.0%	6.0%
General and administrative	657	761	8.1%	11.1%
Retail operating	469	381	5.8%	5.6%
Depreciation and amortization	238	182	2.9%	2.7%
Total costs and expenses	6,427	5,464	79.1%	80.0%

Income from Operations	1,700	1,369	20.9%	20.0%

Other Income (Expense)
Interest expense	—	(23)	—	(0.3)%
Interest income	25	21	0.3%	0.3%
Other, net	25	(2)	0.3%	0.0%

Income Before Income Taxes	1,725	1,367	21.2%	20.0%

Provision for Income Taxes	652	517	8.0%	7.6%

Net Income	$1,073	$850	13.2%	12.4%

Basic Earnings per Common Share	$0.17	$0.14

Diluted Earnings per Common Share	$0.16	$0.13

Weighted Average Common Shares Outstanding	6,296,207	6,053,743
Dilutive Effect of Employee Stock Options	308,038	526,382
Weighted Average Common Shares Outstanding, Assuming Dilution	6,604,245	6,580,125

STATEMENTS OF INCOME
(in thousands, except per share data)

	Year ended February 28,		Year ended February 28,
	2006	2005	2006	2005
Revenues
Factory sales	$19,297	$16,655	68.7%	67.9%
Royalty and marketing fees	5,048	4,578	18.0%	18.7%
Franchise fees	683	565	2.4%	2.3%
Retail sales	3,046	2,726	10.9%	11.1%
Total revenues	28,074	24,524	100.0%	100.0%

Costs and Expenses
Cost of sales	13,957	11,741	49.7%	47.9%
Franchise costs	1,466	1,412	5.2%	5.8%
Sales and marketing	1,321	1,295	4.7%	5.3%
General and administrative	2,239	2,498	8.0%	10.2%
Retail operating	1,756	1,454	6.3%	5.9%
Depreciation and amortization	876	785	3.1%	3.2%
Total costs and expenses	21,615	19,185	77.0%	78.3%

Income from Operations	6,459	5,339	23.0%	21.7%

Other Income (Expense)
Interest expense	(20)	(100)	(0.1%)	(0.4)%
Interest income	96	93	0.4%	0.4%
Other, net	76	(7)	0.3%	(0.0)%

Income Before Income Taxes	6,535	5,332	23.3%	21.7%

Provision for Income Taxes	2,470	2,015	8.8%	8.2%

Net Income	$4,065	$3,317	14.5%	13.5%

Basic Earnings per Common Share	$0.65	$0.55
Diluted Earnings per Common Share	$0.61	$0.51

Weighted Average Common Shares Outstanding	6,268,202	6,006,883
Dilutive Effect of Employee Stock Options	407,411	474,499
Weighted Average Common Shares Outstanding, Assuming Dilution	6,675,613	6,481,382
SELECTED BALANCE SHEET DATA
(in thousands)

	February 28, 2006	February 28, 2005
Current Assets	$10,440	$11,125
Total assets	$19,057	$19,248
Current Liabilities	$2,908	$3,117
Long-Term Debt, Less Current Maturities	$—	$1,539
Stockholders’ Equity	$15,486	$13,894